Exhibit 99.1

Firefighters Accompany Ground Zero Steel for Multi-city Journey
California Resident Inspires 20-City “Resolve and Remembrance” Tour and GPS Tracking of Steel, PocketFinder Allows Americans to Experience a Piece of 9/11 History along the Route or Online

IRVINE, Calif.,  March 19, 2012 --Location Based Technologies, Inc. (OTCBB:LBAS.ob – News) a leading service provider of personal, pet and asset GPS locators and devices, today announced that it will provide PocketFinder devices for the “Resolve & Remembrance” 9/11 journey.  The journey involves a piece of steel which was cut from the World Trade Center and will travel from Carmel, N.Y., to Carmel, Calif as it is passed from fire department to fire department across the country.

After learning of a request for a 9/11 memorial by a firehouse in Carmel-by-the-Sea, Calif., and after much persistence, Carmel resident Carrie Ann not only secured a piece of steel from the World Trade Center, but also partnered with the Monterey Firefighters Association www.montereyfirefighters.org to orchestrate the multi-city expedition and PocketFinder www.pocketfinder.com to donate its GPS system for those interested in tracking the steel as it travels across the U.S.

Ann started the project to not only keep her promise of getting a memorial on the west coast for the Carmel-by-the-Sea firefighters but to also allow communities outside of New York the opportunity to see and touch a piece of history as they remember Sept. 11, 2001. Members of the Monterey Firefighters Association will fly to New York City to participate in the steel cutting ceremony on March 19. FDNY firefighter Carl Scheetz will cut a 12" x 15" x 2" piece of steel from the remaining World Trade Center beams.

“This is not my project; it belongs to all of America,” said Ann. “I am only the person who helped get the journey started to create a memorial to give honor to the men and women of 9/11. This journey is for those who have hidden and tucked away their emotions to find release, as it will hopefully bring light and a beautiful and peaceful memorial to Americans across the country and ultimately an eternal monument on the west coast.”

“We are beyond honored be a part of this journey as we hope to connect Americans across the country with this poignant memorial that recognizes the valiant heroes and brave men and women who died on 9/11,” said Dave Morse, Chief Executive Officer of PocketFinder. “The PocketFinder GPS Locator will allow everyone to follow the steel in near real time.”

For more information about the “Resolve & Remembrance” 9/11 journey, please visit: www.Carmel911memorial.us. To witness the journey online or find out if the steel is passing through a nearby city, log on to PocketFinder.com www.pocketfinder.com with username: 911 and password: pocketfinder.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS.ob - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.pocketfinder.com, for more information on personal locator devices from PocketFinder.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Media Contact:
Sharon Powell
Allison+Partners
404-832-7165
sharon@allisonpr.com

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net